Exhibit 99.1
Liberator Medical Holdings Closes $7 Million Private Funding
with a Single Institutional Investor
Liberator Medical Also Strengthens Its Board of Directors with the Addition of Jeannette Corbett
STUART, Fla., Mar 10, 2010 (GlobeNewswire via COMTEX) — Liberator Medical Holdings, Inc. (OTCBB:LBMH) announces today the closing of a private placement of 4,666,667 shares of its common stock for gross proceeds of $7.0 million on March 9, 2010, to a single institutional investor. Littlebanc Advisors, LLC. acted as the sole placement agent and financial advisor to the Company. Liberator’s Board of Directors unanimously approved the transaction. As part of the transaction, the institutional investor has the right to add a member of its choice to Liberator Medical’s Board of Directors. As of the date of this press release, the institutional investor has not acted on this right.
Liberator Medical also announces that its Board of Directors has recently elected Jeannette Corbett to serve on its Board of Directors. Mrs. Corbett, a certified public accountant, is President Emeritus and Acting Interim President of the Quantum Foundation. Previously, she served as CFO of the Medical Services Division and Vice President of Finance of Phymatrix Corporation (PHMX), based in West Palm Beach, FL. Prior to her position at Phymatrix, Mrs. Corbett was President of McGill, Roselli, Ayala & Hoppmann, a West Palm Beach-based accounting firm. She has also served as an adjunct instructor of taxation of Palm Beach County College in Lake Worth, FL. Mrs. Corbett has a bachelor’s of science degree in business administration from the University of Florida, graduating Summa Cum Laude. Mrs. Corbett was Chairman of the Board of JFK Medical Center in Atlantis, Florida, from 1991-1994 and was Chair of the Hospital’s Finance Committee from 1989-1991.
She is an alumna of Leadership Florida (1992) and was a member of the Economic Council of Palm Beach County from 1991 to 2006. In addition to her role at the Quantum Foundation, she was Chairman of the Board of Grantmakers in Health from 2003 to 2006; Board member of the Palm Beach County Community Alliance from 2003 to 2006; and United Way of Palm Beach County from 2000 to 2006. She is the past recipient of the Women of Distinction Award, the Women’s Chamber Giraffe Award, and has been named by the Sun Sentinel as a Power Broker in Palm Beach County. Mrs. Corbett is a member of both the American Institute of CPAs and the Florida Institute of CPAs. Mrs. Corbett resides with her husband John in Melbourne, Florida.
Mark Liberator, Liberator Medical’s CEO, said, “We are delighted to have Jeannette Corbett as a valuable addition to our Board of Directors. We are also pleased to have completed a significant institutional equity funding. This investment expands our institutional investor base and greatly strengthens our balance sheet. This will be key to accelerating our growth, which is driven by advertising, and maximizing the potential for Liberator and our recently expanded infrastructure.”
Stay up-to-date with current events by visiting Liberator Medical’s website at www.liberatormedical.com or by joining the Company’s E-Mail Alert List. Join by clicking the following link www.LBMH-IR.com

About Liberator Medical Holdings, Inc.
Liberator Medical Holdings, Inc.’s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider(TM) accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator’s revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.
About Littlebanc Advisors, LLC
Littlebanc Advisors, an investment banking boutique, specializes in finding small, high quality growth companies. With its roots in research and long established Wall Street relationships, Littlebanc matches client companies with partner-minded investors fostering a stable and long-term shareholder base.
Safe Harbor Statement
Certain statements in this press release that are not historical, but are forward-looking, are subject to known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, the Company’s need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, the risk of early obsolescence of our products and the other factors listed under “Risks and Uncertainties” in our annual report on Form 10-K for the fiscal year ended September 30, 2009, and our other filings with the Securities and Exchange Commission. We assume no obligation to update the information contained in this news release.
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SOURCE: Liberator Medical Holdings, Inc.
By Staff

CONTACT:	CONTACT: Wall Street Resources, Inc.

Individual Investor Relations Contact
Gerald Kieft
772-219-7525
LiberatorIR@wallstreetresources.net
http://www.wallstreetresources.net
Littlebanc Advisors, LLC
Institutional Investor Contact
Lyn Davis
561-948-3005
ld@littlebanc.com
www.littlebanc.com
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